Exhibit 99.3

CONSENT OF NOMINEE FOR DIRECTOR

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) of Heckmann Corporation, the undersigned hereby consents to being named and described as a director nominee in the Registration Statement and in all subsequent amendments and post-effective amendments or supplements to the Registration Statement (including the prospectus contained therein), and to the filing of this consent with the Registration Statement and any amendment and post-effective amendment or supplement thereto.

Date: October 22, 2008	By:	/s/ Xu Hong Bin
	Name:	Xu Hong Bin